Exhibit 10.1

General Crediting Agreement

Unit: Xinzhuang Corporate Finance Center of E.SUN Bank

Account Holder: Applied Optoelectronics, Inc. (AOI) Taiwan Branch

Date: April 8th, 105 of ROC

E.SUN Bank

1

General Crediting Agreement

For applying to E.SUN BANK (including its headquarters and branches and hereinafter referred to as You or Your) for credits, Applied Optoelectronics, Inc. (AOI) Taiwan Branch along with its joint guarantor (hereinafter referred to as the Guarantor and referred to as the Promisor along with the borrower) hereby sign a general crediting agreement (hereinafter referred to as the Agreement). The credit limit that You grant to the Promisor totals:

(Currency) NTD 210,000,000 only (hereinafter referred to as the Credit, which includes individual credit limit and general credit limits of the categories).

Unless the Promisor has otherwise signed a crediting agreement and issued certificates for crediting purposes with You, this Agreement shall be applicable to all the crediting business between You and the Promisor. It includes the following terms:

I. Common terms

1. All the liabilities mentioned in this Agreement refer to the liabilities of the Promisor to You, including liabilities related to loans, advances, acceptance, notes, guarantees, counter indemnity, overdraft, discounts, purchase of clean bills, L/C issuance, inward and outward documentary bills, forex for import and export, account receivable financing contracts, financial derivatives trading contracts, credit card contracts, and franchise store contracts and any other liabilities incurred due to basic legal business relationships between us, as well as the interests, delay interests, breach penalties, business fees, damage compensations, and other financial burdens associated with the primary liability.

2. When a change that may affect your rights and interests occurs, such as a change in a name, organization, articles of association, stamp, representative, or representative authorization, the Promisor shall immediately notify You of the change in writing and complete the change or stamp deregistration procedure. The Promisor is willing to assume the responsibility for the business conducted with You before the aforesaid notification and change or stamp deregistration procedure, and shall be liable for compensation for the damages caused thereby.

3. The Promisor shall immediately notify You of an address change in writing. If the Promisor fails to do so, the related documents that You delivered to the address specified in this Agreement or the last address of which the Promisor notifies You are deemed served after a normal mailing period, unless otherwise stipulated.

The Promisor agrees that a bulletin can be used to replace a notice when You transfer your creditor's rights for financial asset-backed securitization.

4. This Agreement and other crediting certificates or related documents shall be made in Chinese and English. The Chinese content shall prevail in case of inconsistency between the content in different languages.

5. You can immediately cancel or reduce the credit limit, reduce the credit period, or deem all debts due without a prior notice or reminder in case that any of the following situations regarding the Promisor's liabilities to You occurs:

(1) The principal of any debt is not repaid as agreed.

(2) Reconciliation, bankruptcy, or company restructuring is applied for as per the Bankruptcy Law or Regulation of the Consumer Debt Clearance, a clearing house announces transaction rejection in its bulletin, business operation is stopped, or debt clearance is going on.

(3) The guarantee obligation is not performed as agreed.

(4) When the heir requests a court to implement the entailed settlement procedure or renounces the right of succession after the death of the Promisor.

(5) The major assets of the Promisor are confiscated due to a crime.

(6) The Promisor has an overdue debt with another financial institute or a note for repaying your debt cannot be cashed upon maturity. (This item is an individually negotiated term.)

(7) A certificate that you approve for specific funding purposes is suspended or revoked. (This item is an individually negotiated term.)

(8) A material provided by or a statement made by the Promisor is false or incomplete, the Promisor fails to honor its promise, the Promisor's financial and business conditions have changed significantly, or the Promisor's agreed source of repayment is interrupted. (This item is an individually negotiated term.)

You can immediately cancel or reduce the credit limit, reduce the credit period, or deem all debts due after a reasonable notice or reminding period in case that any of the following situations regarding the Promisor's liabilities to You occurs:

(1) The interest of any debt is not paid as agreed.

(2) The collateral is seized or lost, or the value of the collateral is reduced or is insufficient to cover to creditor's right.

(3) The Promisor uses a loan that You provide for non-approved purposes.

(4) You may not be repaid because the Promisor's assets are subject to a mandate, sequestration, provisional injunction, or other preservation actions.

(5) A note of the Promisor or its responsible person is returned but he/she fails to complete repayment and deregistration. (This item is an individually negotiated term.)

6. During crediting transactions, if the Guarantor provides guarantee for the liabilities as a director, supervisor, or representative of the Promisor and resigns from the aforesaid position but the Promisor fails to notify You of this matter, or if the Promisor has notified You of the matter but the Guarantor fails to continue providing the guarantee personally and You disallow replacement of the Guarantor, You can immediately cancel the credit limit granted to the Promisor or deem all the debts of the Promisor due. If the Promisor fails to deliver the aforesaid notice in a timely manner, it is willing to compensate for your loss caused thereby. (This term is an individually negotiated term.)

7. The Guarantor is willing to assume as a joint debtor the responsibility to repay the principals, interests, delay interests, breach penalties, loss compensation liabilities, and other financial burdens associated with the primary liability incurred by the Promisor under this Agreement, and will never refuse to fulfill the guarantee responsibility in case that the Promisor's Drawdown Application Notice is not signed and stamped by the Guarantor.

8. If the Promisor fails to fulfill its liability guaranteed by the Guarantor, the Guarantor shall immediately fulfill the responsibility and make repayment in full and agrees that You can seek repayment from the Guarantor without using the collateral to make repayment first.

9. In case that the Promisor breaches this Agreement, You have the right to use all its deposits with you and all its creditor's rights against you (except check deposits) to repay all its liabilities to You before maturity regardless of the periods of creditor's rights and liabilities.

The Promisor understands and agrees the check deposit agreement it signs with You is terminated when the Promisor breaches any agreement it signs with You and You assert the right to reduce the credit limit or credit period or deem all its debts due as agreed. Once the termination condition is met, the aforesaid check deposit agreement becomes ineffective and You shall immediately refund the balance of the check deposit account and use the balance to be refunded to repay all the Promisor's liabilities to You.

The aforesaid two prearranged offsets mean that, after your offset notice is served or deemed served on the Promisor, the offsets take effect from the earliest debt. In addition, the deposit slips, deposit books, checks, and other certificates that You issue for the Promisor become ineffective if they are involved in the offsetting.

10. If the Promisor has multiple debts with You but the payment of the Promisor or a third party is insufficient to cover all the debts, the payment is used to sequentially pay fees, breach penalties, interests, and principals. The Promisor agrees that You can decide the paying sequence for the debts.

11. The Promisor is willing to receive your supervision on the usage of the credit You grant, audit of business and financial conditions, inspection and monitoring of collaterals, and inquiry for related account books, reports (including associated enterprises' consolidated financial statements), documents, and files. If You deem it necessary, You can require the Promisor to regularly submit the aforesaid materials for credit investigation or to provide financial statements signed by accountants that You recognize and ask the accountants to provide their working paper, and send copies of financial statement review reports to the Joint Credit Information Center (JCIC). However, You are not obliged to perform supervision, audit, inspection, monitoring and inquiry. When You deem that the Promisor's financial structure needs improvement, You can require the Promisor to improve its financial structure and the Promisor shall make appropriate improvement.

12. The Promisor agrees that You, JCIC, SME Credit Guarantee Fund, Clearing House, and domestic and foreign financial institutes can collect, process, transfer globally, and use the Promisor's personal information in accordance with laws. You can also provide the Promisor's personal information as permitted by laws and administrative regulations for the aforesaid institutes to collect, process, transfer globally, and use.

The Promisor agrees that You can collect the Promisor's lease and installment transaction information from the JCIC and process and use the information for handling crediting transactions.

The Promisor agrees that You can collect the Promisor's financial derivative credit information and credit use information from the JCIC and process and use the information for handling financial derivative transactions.

The Promisor agrees that You can collect the Promisor's information required according to Article 3 of Regulations on Provision of Labor Retirement Reserve Fund Data to Financial Institutions from the JCIC and process and use the information for handling crediting transactions.

The Promisor agrees that You can apply to the local administrative authorities on behalf of the Promisor for copies of type-1 land registration materials and land price materials as well as related materials for handling crediting transactions, and can collect, process, and use the materials for that purpose.

13. If the certificates of creditor's rights corresponding to the Promisor's liabilities to You are missing, eliminated, or destroyed, the Promisor is willing to create the certificates according to your notice and provide them for You, or to honor its liabilities based on the amounts recorded on your account books, tickets, documents created using computers, certificates of creditor's rights, transaction document photocopies, or miniaturized copies.

14. The persons who hold the collateral receipt, certificate of custody, or promisor seal that You issue for the Promisor and require You to return or replace the collaterals and related documents are deemed agents of the Promisor, and You shall allow the return or replacement.

15. The Promisor agrees that You can, for transferring creditor's rights, provide its liability information for the transferee and price auditor. You shall urge the information users to comply with the secret protection specification in the Banking Law, Personal Information Protection Act, and other related laws and not to disclose the related information to third parties.

16. All the crediting certificates, notes, and related documents exchanged between You and the Promisor enter into force with signature, the company seal registered at the Ministry of Economic Affairs, or the Promisor's seal included in this Agreement. (This item is an individually negotiated term.)

17. All the Promisor's liabilities to You shall be handled in accordance with the laws of ROC, unless otherwise stipulated.

The place of performance of this Agreement is the address of your Xinzhuang branch. If this Agreement, other crediting certificates, or related documents are involved in a lawsuit, Taipei District Court or New Taipei District Court shall be the court of first instance.

18. In addition to complying with the terms in this Agreement and related crediting certificates, the Promisor agrees to include the specifications in the latest releases of the Uniform Customs and Practice for Documentary Credits, Uniform Rules for Collection, International Rules for the Interpretation of Trade Terms, Uniform Rules for Demand Guarantee, The Uniform Rules for Bank-to-Bank Reimbursement Under Documentary Credits, and International Standby Practices of ICC as well as forex control regulations as part of this Agreement and be bound thereby.

When the aforesaid laws and regulations change, You can perform a change, adjustment, or termination according to the actual situation and new laws and regulations, and the Promisor shall not raise a dispute.

19. For money laundering and terrorism financing prevention, the Promisor agrees that You can take the following measures according to The Money Laundering Control Act, Guidelines Governing Anti-Money Laundering and Combatting the Financing of Terrorism by the Banking Sector, and Template of Guidelines Governing Anti-Money Laundering and Combatting the Financing of Terrorism by the Banking Sector:

(1) When finding that the Promisor is a terrorist or terrorist group under economic sanction or a terrorist or terrorist group that has been identified or is being investigated by a foreign country or international money laundering control organization, You can temporarily stop all transactions and business relationships with the Promisor without notice. You can also terminate all the service terms in this Agreement, but you shall notify the Promisor in writing 60 days (included) before termination takes effect.

(2) During your regular examination of the Promisor's identity or when necessary (including but not limited to the situations where You suspect that the Promisor involves in illegal activities, money laundering, terrorism financing activities, or special criminal cases reported by media), You can require the Promisor to provide personal or corporate information required for inspection or to explain the nature and purposes of transaction or the sources of funds within 60 days (included) after it receives your notice. If the Promisor fails to do so, You can terminate the service terms of this Agreement in writing and the termination takes effect upon the written notice is served on the Promisor.

20. Interests, delay interests, and breach penalties of all the Promisor's liabilities to You shall be calculated according to the interest rates and charging rates specified in this Agreement, other crediting certificates, or related documents. If such specification is unavailable, the interests shall be calculated according to the benchmark interest rate in your bulletin on the date when creditor's right is exercised. Unless otherwise stipulated, the interests of loans with a maturity shorter than 1 year (included) shall be calculated on a daily basis and paid on a monthly basis. The interests of loans with a maturity longer than 1 year shall be calculated and paid on a monthly basis, while the remaining days less than 1 month shall be calculated and paid on a daily basis.

For an interest, delay interest, or breach penalty calculated on a daily basis, each calculation year consists of 365 days if the credit is granted in NTD, while the number of days in each calculation year depends on the international practices for the foreign currencies. This rule applies to leap years. If interest calculation for a loan involves a new and an old interest rates, the interest shall be calculated based on the proportion of days when the new interest rate is applicable in the term of the loan and the proportion of days when the old interest rate is applicable in the term of the loan.

21. The Promisor complies with this Agreement when applying for use of the credit limit, and is willing to pay in full as agreed all the fees including advances, loans, interests, L/C issuance fees, guarantee fees, and acceptance fees.

If the Promisor repays the principal of a loan You provide after maturity, it shall pay a delay interest calculated based on the agreed interest rate. In case that the Promisor repays a principal or pays an interest after maturity, the Promisor shall pay a breach penalty based on 10% of the agreed interest rate if the delay calculated from the principal due date or interest payment date is not longer than 6 months, while it shall pay another breach penalty calculated based on 20% of the agreed interest rate after the 6 months.

If the Promisor fails to repay an advance or pay a fee as agreed, a delay interest shall be calculated from the date when You made the advance or the date when the Promisor shall pay the fee based on your benchmark interest rate for the date of calculated plus the annual interest rate 3.95%. In addition, the Promisor shall pay a breach penalty equal to 10% of the delay interest if the delay is not longer than 6 month, and shall pay another breach penalty equal to 20% of the delay interest after the 6 months.

If the Promisor fails to repay a foreign currency advance or loan or pay a foreign currency fee as agreed, the Promisor shall pay a delay interest based on your general forex credit interest rate or based on your NTD benchmark interest rate plus the annual interest rate 3.95% for the due date or payment date, whichever is higher. If the Promisor fails to repay a principal or pay an interest upon maturity, the Promisor shall pay a breach penalty equal to 10% of the delay interest if the delay calculated from the maturity is not longer than 6 months, and shall pay another breach penalty equal to 20% of the delay interest after the 6 months.

The Promisor shall be responsible for your expenses required for exercising your creditor's rights.

22. Description of setting the benchmark interest rate and time deposit interest rate index:

(1) Benchmark interest rate

1. Basis: Benchmark interest rate = Arithmetic average of the interbank offered rate in the last three months + A certain rate, where "Arithmetic average of the interbank offered rate in the last three months" is calculated based on the arithmetic average of the interbank offered rate released by the Interbank Lending Center and "A certain rate" is calculated based on your capital cost, operation cost, and interest rate risks. You shall review and adjust them according to market changes.

2. Interest rate sampling: based on the arithmetic average of the interbank offered rate released by the Interbank Lending Center (rounded off to 2nd decimal place) for the three full months before the adjustment date.

3. Adjustment frequency:

(1) The benchmark interest rate is adjusted every three months on March 23, June 23, September 23, and December 23 (or on the following business day in case of a holiday).

Adjustment frequency table

Adjustment Date	3/23	6/23	9/23	12/23
Applicable Period	3/23-6/22	6/23-9/22	9/23-12/22	12/23-3/22
Sampling Date	12/1-2/29	3/1-5/31	6/1-8/31	9/1-11/30

(2) The monthly benchmark interest rate is adjusted every month on 23rd (or on the following business day in case of a holiday).

Adjustment frequency table

Adjustment Date	23rd every month
Applicable Period	23rd every month -22nd in the following month
Sampling Date	1st in the first three months - Last day in the previous month

4. If a serious force majeure case occurs (for example, the sampling organization undergoes merger, ceases to exist, or is unable to offer an interbank offered rate), You can change the basis of the benchmark interest rate.

(2) Time deposit interest rate index

1. Basis: The time deposit interest rate index is set based on the average of fixed interest rates for one-year time savings deposits of reference banks selected among famous domestic banks including Bank of Taiwan, Chang Hwa Bank, Hua Nan bank, First Bank, Taiwan Cooperative Bank, Land Bank of Taiwan, Mega International Commercial Bank, Cathay united Bank, Taiwan Business Bank, and CTBC Bank (the bulletin on your website at the time when a loan is granted shall prevail).

2. Adjustment frequency:

(1) The three-month time deposit interest rate index is adjusted every three months on February 21, May 21, August 21, and November 21 (or on the following business day in case of a holiday). The average interest rate for 11th to 17th in the month of the adjustment day shall prevail and the adjustment time specified in the Central Bank's bulletin on the day shall prevail. The index shall be rounded off to 2nd decimal place.

Adjustment frequency table

Adjustment Date	2/21	5/21	8/21	11/21
Applicable Period	2/21-5/20	5/21-8/20	8/21-11/20	11/21-2/20
Sampling Date	2/11-2/17	5/11-5/17	8/11-8/17	11/11-11/17

(2) The one-month time deposit interest rate index is adjusted every month on 21st (or on the following business day in case of a holiday). The applicable period is 21st in a month to 20th in the following month. The average interest rate for 11th to 17th in the month of the adjustment day shall prevail and the adjustment time specified in the Central Bank's bulletin on the day shall prevail. The index shall be rounded off to 2nd decimal place.

Adjustment frequency table

Adjustment Date	21st every month
Applicable Period	21st every month -20th in the following month
Sampling Date	11th- 17th every month

3. The Promisor agrees that You can replace the reference banks of the time deposit interest rate index at your discretion with other domestic banks You designate in case of any of the following situations:

(1) A reference bank performs acquisition, is acquired, ceases to exist, stops business operation, becomes bankrupt, or undergoes restructuring, or is ordered to stop business operation, receive supervision, or is taken over according to Article 62 of the Banking Law.

(2) A reference bank stops selling one-year time savings deposit products with fixed interest rates.

(3) LIBOR

The LIBOR information released daily by Thomson Reuters shall prevail.

(4) TAIFX3

The TAIFX3 information released daily by Thomson Reuters shall prevail.

(5) Release means: New benchmark interest rates and time savings deposit interest rate index will be released using Your Deposit and Loan Interest Rate Table at Your offices and Your website (www.esunbank.com.tw).

II. Special crediting terms

General loan (guarantee)

1. The credit limit, credit use period, loan interest rate, use mode, loan period, and repayment mode specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. The Promisor agrees that You credit each loan to the account opened by the Promisor with You, or that a loan is deemed received by the Promisor when it is credited by another means specified by the Promisor.

Overdraft (guarantee)

1. If the Promisor applies for overdrafts from the overdraft account (for details, see section III "Other special terms" herein), the credit limit, credit use period, and loan interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. The Promisor agrees that the balance of the overdraft account shall be regarded as the total loan and You are not required to provide evidence otherwise.

3. If the loan principal and interest exceed the overdraft limit, the Promisor shall immediately repay the excess.

When the credit use period expires, the Promisor shall immediately repay all principals and interests.

4. Interests are settled once every month and can be deducted without the Promisor's deposit book and withdrawal slip or the Promisor's check on the first day of the following month from the Promisor's overdraft account using an automated device or a payment document signed by any of your authorized persons. If the account balance is zero or insufficient, the deficiency shall be added to the principal for interest calculation.

If the overdraft account balance is insufficient for paying a check after You deduct interests from the account, the Promisor shall handle any dispute caused thereby and You shall not be held liable. This term also applies to the situation where You refuse to pay a check that exceeds the overdraft limit when the overdraft limit has been exceeded or will soon be exceeded.

5. If you deem that the Promisor fails to use an overdraft for an appropriate purpose or for other reasons, You can immediately reduce the overdraft limit or stop paying the checks and/or other notes that have been written by the Promisor, and can immediately instruct the Promisor to repay the overdraft principal and interest within 30 days regardless of the agreed due dates. The Promisor is willing to completely follow the instruction without a dispute. In case of a dispute, liability or expense caused by a third party, the Promisor shall be fully responsible for handling the issue and the Promisor shall fully compensate for any loss caused thereby to You.

Domestic advances

1. The credit limit, credit use period, loan period, and loan interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. When applying for using the credit, the Promisor shall provide a Drawdown Application Notice that specifies the loan amount. The loan is made after You approve the application and the Promisor shall repay the loan within the specified period. The loan period specified in the application shall prevail.

When using the credit, the Promisor shall attach legal commodity sales, lease, or service provisioning documents that You approve and transfer them to You. You can decide the loan amount at your discretion.

3. The Promisor agrees that You credit each loan to the account opened by the Promisor with You, or that a loan is deemed received by the Promisor when it is credited by another means specified by the Promisor.

4. The Promisor agrees that the provided documents shall be cashed upon maturity and the cash shall be credited to the dedicated repayment account opened with You. (For details, see section III "Other special terms" herein.)

5. The Promisor agrees that the balance of this credit shall be decided according to the loan amounts specified in the Promisor's Drawdown Application Notices or your related tickets and account books.

6. If a document provided by the Promisor cannot be presented for acceptance or payment or no payment is made against the document upon maturity, You may not issue a certificate of protest but notify the Promisor of the protest reason. The Promisor shall redeem the document with the same amount of cash within 3 days after receiving your notice. If the Promisor fails to do so, You can deem all the loans under this Agreement due without notifying or reminding the Promisor again. (This term is an individually negotiated term.)

7. If the Promisor's note of a loan with You becomes ineffective after it is lost, ceases to exist, or is counterfeited or altered due to transfer or other accidents, the Promisor is willing to make repayment based on the amount specified in your account books.

Issuance of domestic L/C

1. If the Promisor entrusts You to issue a domestic L/C (including L/C at sight, LC after sight, and L/C in advance) and notify the L/C beneficiary within the L/C validity period of acceptance or payment against the issued bill, the credit limit, credit use period, use mode, and L/C issuance fee specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. For an L/C issued within the credit use period, the Promisor still entrusts You to make acceptance or payment against the bill although the maturity date of the bill is later than the end of the aforesaid period, and the Promisor is willing to assume the repayment responsibility as stipulated herein.

3. When the Promisor applies to You for issuance of domestic L/Cs, it shall fill out an Application for Domestic Irrevocable Standby Documentary Credit (hereinafter referred to as the Application for Documentary Credit) for each L/C and provide the documents You require. The Promisor agrees that the balance of this credit shall be decided according to the amount specified in the Promisor's Application for Documentary Credit and Bill of Exchange or the amount specified in your related ticket and account book.

4. When the Promisor applies for issuance of a domestic L/C at sight, the bill shall be payable at sight, and the date before the beneficiary presents the bill for payment or the due date You specify shall be the debt repayment date. If You agree to make an advance payment for a bill at sight to the beneficiary at the Promisor's request, the payment can be made up to 10 days before maturity date and the interest rate of the advance payment specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

5. For a domestic L/C after sight, the maximum term of the bill specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail. The Promisor shall transfer the principal and interest to You to prepare for repayment one day before the maturity of the bill or on the date You specify.

6. The Promisor can submit an Application for Documentary Credit to entrust You to make a short-term loan to repay the advances that You made for the L/Cs issued based on this credit limit. This Agreement and the Application for Documentary Credit shall be used as evidence of the loan and no additional certificate is required. The loan period and interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail. The loan shall be made although the loan date is later than the credit use period and/or the L/C validity period.

7. If the Promisor fails to repay an advance or pay a fee as agreed, it is willing to pay a delay interest and breach penalty calculated based on the specifications herein from the day when the advance is made (or the 11th day after an advance is made for an L/C at sight) or the payment date of the Promisor.

8. After You deem that the bill and attached documents under an L/C You issue for the Promisor at its request seemingly comply with the terms of the L/C and make acceptance or payment against them, the Promisor is willing to repay You as scheduled. You shall not be held liable despite that the aforesaid bill and attached documents are proved afterwards to have been counterfeited or altered or include defects (including inconsistency with documents in terms of goods quality or quantity) and the Promisor shall never refuse to make repayment for any reason.

9. You shall not be held liable in case that an L/C under this Agreement is transferred incorrectly or with a delay or has an interpretation error, part or all of a bill or the goods specified in the bill cease to exist, are delivered with a delay, or fail to reach the place of delivery, or the goods are lost or damaged during or after transportation due to a lack of insurance or insufficient insurance, retention or withholding by any third party, or other reasons. The Promisor shall repay the amount specified in the L/C in full.

10. For the goods under an L/C, the Promisor shall be held liable in cases that the L/C beneficiary or seller fails to perform the contract or delays delivery, the goods have defects, a loss is caused by force majeure, or the insurance company refuses to settle claims or the settlement is insufficient or delayed.

11. For the goods under an L/C, the Promisor is willing to obtain your prior consent on the insurance types and conditions at your request and purchase insurance policies with You being the beneficiary that provide sufficient coverage. When deeming it necessary, You can notify the Promisor to purchase additional insurance policies and the Promisor shall pay all the insurance costs. If the Promisor fails to purchase or renew insurance policies, You have the right to purchase or renew them on behalf of the Promisor but are not obliged to do so. If You pay the insurance premium, the Promisor is willing to repay You immediately. If the Promisor repays You with a delay, the Promisor is willing to pay a delay interest and breach penalty as stipulated herein.

12. The Promisor is willing to provide the shipping documents and purchased goods specified in the L/Cs for this credit as well as other collaterals as liability guarantees for the bills under the L/Cs, and use this Agreement as a proof of guarantee provision. In case of collateral deterioration or devaluation, the Promisor is willing to immediately make supplement. When deeming it necessary, You can dispose the collaterals for repaying the principal and interest of each advance You have made as well as all disposal costs.

Counter indemnity

1. The amounts, periods, and matters of guarantees specified in the guarantee documents that You issue and sign shall prevail.

2. The credit limit, credit use period, use mode, guarantee fee, and payment mode specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail. The Promisor is also willing to pay other fees including postage fees if any. If the Promisor pays a guarantee fee with a delay, it shall pay, in addition to the fee, a breach penalty calculated according to the penalty calculation formulas specified herein.

3. The Promisor shall fully perform item 1 in the "Counter indemnity" section herein and is willing to notify You of the performance result in a timely manner. If the Promisor fails to perform the item in a timely manner and You pay a guarantee amount on behalf of the Promisor, the Promisor is willing to immediately repay You in full and pay a delay interest and breach penalty calculated from the date when You make the payment to the date the Promisor repays You.

For the aforesaid payment made using a foreign currency and the related fees, the promisor is willing to repay You in NTD based on your forex selling rate for the date of repayment or repay You in the same foreign currency.

4. When You are requested by the beneficiary of a guarantee document You sign to exercise the guarantee responsibility, You shall unconditionally exercise the responsibility regardless of whether the guarantee conditions are met or a dispute exists. The Promisor shall not disclaim the responsibility to repay You for a dispute with the beneficiary or any third party or for force majeure such as natural disasters, terrane changes, and wars.

5. This credit lasts from the date of signing till the date when the Promisor honors all its obligations related to this credit or repays all its debts related to this credit. In the duration of this credit, the Promisor can request You once, multiple times, or in a revolving manner to make loans within the counter indemnity limit. In the duration, all the guarantee documents You issue and sign at the Promisor's request are effective. The Promisor shall fully assume the repayment obligation even though You make an advance after the aforesaid credit expires.

6. After You issue and sign a guarantee document as per this Agreement, if it covers multiple guarantee matters but the Promisor fails to honor its liability, which causes You to make an advance for any of the matters or a breach specified in article 5 of section I "Common terms" herein occurs, You can settle all guarantee amounts and dispose the collaterals in accordance with laws without exercising your guarantee responsibility, so as to guarantee that the Promisor assumes the responsibility to repay the guarantee amount. The amount obtained from the disposal is used to repay your advance and all your costs for making the advance, and the balance not greater than the guarantee amount shall be reserved by You for future repayment. If the collaterals are insufficient or not provided, the Promisor shall provide sufficient collaterals or pay sufficient cash for future repayment, or You can convert an amount of deposit not greater than the guarantee amount that the Promisor make with You into a reserve for future repayment (for a time deposit, the time deposit agreement shall be terminated before the conversion). If You are exempted from the responsibility to make advances, You shall refund the reserve for repayment to the Promisor. (This term is an individually negotiated term.)

Bill acceptance (guarantee)

1. This credit limit, credit use period, bill acceptance (guarantee), maximum term, and acceptance (guarantee) fee specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail. When applying for using the credit, the Promisor shall provide a Drawdown Application Notice. The Promisor can use the credit only with your consent. The amount, term, content, and other matters that are involved in acceptance (guarantee) and signed by You shall prevail.

When You deem that the Promisor fails to exercise or comply with the terms herein, You can immediately refuse to perform acceptance (guarantee).

2. The Promisor shall pay the acceptance fee at a time to You when You perform acceptance (guarantee). If You change the rate, the Promisor shall pay the fee at the new rate after receiving your notice.

3. When the Promisor entrusts You to perform acceptance (guarantee), the Promisor is willing to credit the bill payment before the bill maturity date to the dedicated repayment account opened with the clearing and settlement bank specified by the business authority. In case that the Promisor fails to do so in a timely manner which causes You to make an advance, the Promisor is willing to repay You the advance in full and the herein stipulated breach penalty calculated from the date when You make the advance.

4. The Promisor shall repay as per this Agreement the liabilities incurred when it entrusts You as per this Agreement to accept or guarantee a bill, even though the date when you make the advance is later than the agreed acceptance or guarantee period.

If the Promisor entrusts You as per this Agreement to accept or guarantee a bill which causes You to make an advance and/or causes a loss to You, the Promisor shall immediately repay the amount of the bill, a delay interest, a breach penalty, fees, and the loss and shall not raise a dispute or refuse to make the repayment for any reason regardless of whether the Promisor has a fault.

5. After You accept (guarantee) bills as per this Agreement, if the Promisor fails to honor its duty by the maturity date of any of the bills, which causes You to make an advance or a breach specified in item 5 of section I "Common terms" herein occurs, You can settle all acceptance amounts and dispose the collaterals in accordance with laws without exercising your acceptance (guarantee) responsibility, so as to guarantee that the Promisor assumes the responsibility to repay the acceptance amount. The amount obtained from the disposal is used to repay your advance and all your costs for making the advance, and the balance shall be reserved by You for future repayment. If the collaterals are insufficient or not provided, the Promisor shall provide sufficient collaterals or pay sufficient cash for future repayment, or You can convert an amount of deposit not greater than the acceptance (guarantee) amount that the Promisor make with You into a reserve for future repayment (for a time deposit, the time deposit agreement shall be terminated before the conversion). If You are exempted from the responsibility to make advances, You shall refund the reserve for repayment to the Promisor.(This term is an individually negotiated term.)

General loan (guarantee) in a foreign currency

1. For loans in foreign currencies that the Promisor requests from You (including revolving loans and D/A, D/P, and O/A loans), the credit limits, credit use periods, use modes, loan periods, and interest rates specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. The Promisor agrees that You credit each loan to the account opened by the Promisor with You, or that a loan is deemed received by the Promisor when it is credited by another means specified by the Promisor.

After You make an import loan within this credit limit, You shall use the loan to repay the Promisor's D/A, D/P, and O/A loans in foreign currencies that You have made to the Promisor and shall be repaid by the Promisor.

3. The Promisor shall repay the principal and interest of each loan in a foreign currency by its due date using NTD based on the exchange rate You specify on the date of repayment or based on the exchange rate specified in a forward exchange contract signed otherwise between You and the Promisor or using the foreign currency. If the Promisor fails to make the repayment by maturity and the exchange rate of the borrowed foreign currency has changed, the Promisor shall assume the exchange rate risk.

4. The Promisor can use foreign currencies other than USD to request D/A, D/P, and O/A loans from You, but the amount of each loan shall be converted into USD based on the exchange rate You specify and the loans shall not exceed this credit limit. If the amount borrowed by the Promisor under this credit exceeds the loan limit for this credit due to an exchange rate change or another reason, the Promisor shall also be liable for repaying the excess.

5. When the Promisor requests importing goods under the D/A, D/P, or O/A payment term, it can apply to You with your consent for a delivery guarantee or endorsement on the duplicate bill of lading within the credit limit. Each time the Promisor submits the application, it shall provide an affidavite (dedicated to import collection delivery guarantee or duplicate bill of lading endorsement) as well as the related contracts and documents You require. The Promisor acknowledges that it assumes loss compensation responsibility to You as per the content of each affidavite and the amounts and agreements in related contracts and documents until the bill arrives at You and the Promisor completes bill acceptance or makes the payment.

6. When the Promisor requests a D/A, D/P, or O/A loan, it shall provide a Drawdown Application Notice or other certificates to apply for a short-term loan in NTD and entrust You to use the short-term loan to repay the former loan. This Agreement shall be used as a certificate of the short-term loan and no other certificate shall be created. In addition, the Promisor is willing to comply with the following provisions:

(1) The loan period and loan interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

(2) The Promisor shall honor this duty even though the loan date is later than this credit use period.

(3) If the Promisor fails to honor this duty by the due date, it agrees that You can convert the loan to be repaid into another currency based on an exchange rate You specify on the due date.

7. For the goods purchased or sold under this credit, the Promisor shall handle the situations where marine perils, wars or thieves, fires or floods, or other force majeure incidents occur during transportation which destroy or devaluate part or all of the goods, the insurance company refuses to make compensation, makes insufficient compensation, or delays compensation, or the goods cannot be imported or exported for other reasons, and You shall not be held liable.

Export loan

1. The credit limit, credit use period, use mode, loan period, and loan interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail. This credit is limited to the revolving loan required to support export and shall not be used for other purposes. You can check its usage any time and the Promisor shall not refuse.

2. The Promisor agrees that You credit the loan to the account opened by the Promisor with You, or that the loan is deemed received by the Promisor when it is credited by another means specified by the Promisor.

3. You can require the Promisor to attach documents acceptable to You, such as export L/Cs or export collection documents, foreign orders, export contracts, domestic trader's export goods purchase orders or contracts, export agreements of joint ventures, or OEM export agreements. You can decide the loan amount according to the documents at your discretion.

4. The Promisor agrees that the balance of this credit shall be decided according to the loan amounts specified in the Promisor's Drawdown Application Notice and Bill of Exchange or your related tickets and account books and the Promisor shall never raise a dispute.

The Promisor agrees that all the applications and related documents that are submitted by the Promisor and acceptable to You are deemed as part of this Agreement and have the same legal effect as this Agreement.

5. In case that a loan cannot be repaid using the corresponding export income, the Promisor is willing to immediately repay You upon receiving your notice. Otherwise, all loans are deemed due immediately.

6. If the Promisor attaches an export L/C or export collection document to apply for using the credit, all export bill negotiation procedures for the aforesaid L/C or export collection procedures must be completed by You and the Promisor agrees to use the export income received through the procedures or other export incomes to repay the principal and interest of this credit first.

7. If the Promisor attaches a document such as a foreign order or export contract to apply for using the credit, the Promisor agrees to submit the L/C under the order or contract as soon as the L/C is received or export collection documents as soon as they are ready to You, and to complete the export bill negotiation, export collection, or other exchange settlement procedures with You. The Promisor agrees that its export income shall be used to repay the principal and interest of this credit first.

8. If the Promisor attaches a domestic trader's export goods purchase order or contract, an export agreement of a joint venture, or an OEM export agreement to apply for using the credit, You can require the Promisor to provide a letter of undertaking signed with the domestic drawee of the aforesaid document to promise to directly make the goods payment to You. In addition, the Promisor agrees that the payment shall be used to repay the principal and interest of the credit first.

9. If the Promisor applies for using the credit without an export L/C, export collection document, order, contract, or agreement, the Promisor agrees to use the payment received through the export bill negotiation, export collection, or other export procedures completed with You to repay the principal and interest of the credit first within the loan period.

Export bill negotiation

1. Because the Promisor can complete the bill negotiation or discounting procedure within this credit limit (specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor), both parties agree that for the documentary bills and/or export documents signed or endorsed by the Promisor: all the terms herein shall be deemed effective permanently and applicable any time, all the documentary bills and/or documents signed or endorsed by the Promisor shall comply with this Agreement regardless of whether the Promisor or a third party requests You to perform bill negotiation or discounting, and this Agreement need not be signed again during each bill negotiation or discounting procedure unless otherwise required by You.

2. The Promisor is willing to provide the shipping documents and goods covered by its bill negotiation or discounting application to You as collaterals, so as to guarantee the amount, interest, and cost related to the documentary bill and/or document signed or endorsed by the Promisor and negotiated by You

3. The Promisor authorizes You, any of your managers or agents, or the holder of the aforesaid bill and/or document to (optional) have the bill and/or document collateral insured against all risks, including but not limited to robbery and pillage and fires on land. The Promisor shall pay all the premiums and costs. You have the priority right for claim over the collaterals and can dispose them at your discretion for repaying the Promisor's liabilities to You, other related fees, or fees charged by a third party for paying insurance premiums, and this does not affect your right to claim against other debtors of commercial instrument. In addition, You can follow the common business agent example to handle all necessary matters on behalf of the Promisor and charge business fees accordingly. If You do not disagree on the designated public or private dock or warehouse, the Promisor shall follow the drawee or acceptor's instruction to move the goods to the dock or warehouse.

4. The Promisor authorize You, any of your managers or agents, or the holder of the aforesaid bill and/or document to accept conditional acceptance by the drawee. After repayment is made upon maturity, You can transfer the bill and/or document as attached documents of the collaterals to the drawee or acceptor. This authorization also applies to acceptance by intervention. If the drawee stops paying before payment or acceptance is made, or stops paying, declares bankruptcy, or performs liquidation before acceptance is made, the following provisions shall be followed:

5. The Promisor makes the following authorization: You can (optional) deliver the goods in batches to any party any time before the bill and/or document is due when it is deemed appropriate by You, the bill and/or document acceptor, or agent. However, when part or all of the goods is delivered, an equivalent amount appropriately proportionate to the price specified on the invoice or the amount specified on the bill guaranteed shall be collected. The aforesaid equivalent amount is determined by You.

6. The Promisor acknowledges that the export bill negotiation or discounting You perform for the Promisor shall be deemed as payment of an advance rather than forfaiting and You reserve the right to claim repayment from the Promisor any time. After a documentary bill and/or document is negotiated or discounted by You, if your discounting bank or correspondent bank refuses to make transactions or the issuing bank refuses to pay because the bill and/or document or attached documents are inconsistent with the conditions of the L/C or because of other reasons, or if the goods are rejected by the buyer because of a goods quality or quantity issue discovered during delivery or other stages or other reasons, the Promisor is willing to assume full responsibilities and shall repay the amount, interest (calculated based on the foreign currency borrowing rate on the date of negotiation), and other associated fees of the bill and/or document upon receiving your notice. The Promisor also authorize You as follows: When deeming it necessary, You or your correspondent bank can request a letter of guarantee from the L/C issuing bank or accepting bank without notifying the Promisor and the Promisor is willing to assume all responsibilities.

7. The Promisor authorizes You, any of your managers or agents, or the holder of the bill and/or document to, when the acceptor refuses to perform acceptance upon presentation of the bill and/or document, the drawee refuses to pay upon maturity of the bill and/or document, or the drawee or acceptor stops paying, declares bankruptcy, or performs liquidation before the maturity date of the bill and/or document, sell off part or all of the collaterals of the bill and/or document by means deemed appropriate by You or the bill and/or document holder regardless of whether the bill and/or document has been conditionally or absolutely accepted by the acceptor, and can use the sales income less the business fee and commission to pay the bill and remittance fee. In case of a positive balance, You or the holder can use the balance to repay the Promisor's other bills (guaranteed or not), its efficiency to You, or other debts that must be paid by the Promisor to You. In case that the insured goods cease to exist, the Promisor authorizes You to obtain repayment according to the insurance policy and deduct the business fee, and to dispose the positive balance by the aforesaid means for obtaining repayment by selling off goods.

8. If the drawee of the bill and/or document applies to You or your agent bank on the due date for a payment delay and You or your agent bank deems this application reasonable, You can approve the application without notifying the Promisor and the Promisor shall not raise a dispute.

9. If the drawee rejects the bill and/or document or the drawee or accepter refuses to pay due to external intervention, or if the payment cannot be made against the bill and/or document or the payment cannot be transferred to You due to local laws and regulations or any other reasons, the Promisor is willing to immediately pay the amount, interest, and all related fees of the bill and/or document to You upon receiving your notice regardless of whether the bill and/or document is returned. The Promisor is also willing to add collaterals immediately at your request and shall not raise any dispute.

10. If the drawee, L/C issuing bank, L/C accepting bank, or L/C confirming bank of the bill and/or document is unable to repay debts, declared bankrupt, seized, sequestrated, provisionally injuncted, or auctioned or applies for a bankruptcy declaration or reconciliation, the Promisor is willing to pay or discount the amount, interest, and all related fees of the bill and/or document to You upon receiving Your notice.

11. In case that the net goods sales income is insufficient to cover the amount (including the loss caused by the exchange rate) specified in the aforesaid bill and/or document, the Promisor hereby authorize You, any of your managers or agents, or the holder of the bill and/or document to request repayment for the deficiency from the Promisor, which does not affect the right to claim the deficiency from other endorsers. All the bills You or the holder of the bill and/or document issue are proofs of losses of the goods sold off. The Promisor shall pay in full immediately upon presentation of the bill and/or document.

12. Regardless of whether goods are sold off, the Promisor hereby authorizes You, any of your managers or agents, or holder of the bill and/or document to accept the request for payment by the drawee or acceptor before the maturity of the bill and/or document and transfer the bill of lading and other shipping documents after the payment to the drawee or acceptor. In case that You or the holder of the bill and/or document allows payment before maturity, an interest calculated based on the conventional interest rate at the place of payment shall be deducted.

13. In case that the Promisor fails to repay an advance, loan, or fee as agreed, it shall pay a delay interest and breach penalty calculated as per the related provisions herein.

14. If the shipping documents for the bill and/or document shall be transferred after acceptance, the Promisor authorizes You to transfer the shipping documents to which the bill and/or document is attached as a collateral to the accepter after the acceptor accepts the bill and/or document. In such case, if the acceptor refuses to pay at all or in full upon maturity of the bill and/or document, the Promisor shall assume the responsibilities for the result caused thereby. The Promisor shall pay in full to You the overdue payment under the bill and/or document as well as the bill and/or document and business fee incurred thereby, and guarantee that no loss will be caused thereby to You.

15. If the drawee of the bill and/or document refuses to accept or pay the bill and/or document or the collaterals have arrived at the port of destination before the maturity of the bill and/or document, the Promisor authorizes You to or your correspondent bank to take any goods maintenance measures, such as cargo unloading, customs clearance, warehousing, and insurance coverage, deemed by You or your correspondent bank necessary regarding the collaterals of the bill and/or document. The Promisor shall be liable for all the fees incurred during the aforesaid measures, faults made by personnel during cargo unloading, customs clearance, warehousing, or insurance coverage, or any losses caused by wars, natural disasters, or other force majeure factors.

16. The Promisor authorizes You or your correspondent bank to deliver documentary bills and/or attached documents by any means deemed by You or your correspondent bank appropriate.

17. If a documentary bill and/or attached document is damaged or destroyed or is deemed damaged or destroyed during delivery, or arrives at the destination with a delay due to a delivery mistake or other accidents, the Promisor is willing to present the related bill and/or document again to You without any legal procedure according to your records upon receiving your notice, or to immediately repay the amount of the bill and/or document as well as all related fees upon receiving your instruction.

18. If the bill and/or document has a defect, the Promisor is willing to compensate for your loss caused thereby. You are not obliged to verify the Promisor's seal or handwriting on the bill and/or document or any other documents. If the seal or handwriting is fake, altered, or used without authorization, the Promisor shall be held liable and compensate for your loss caused thereby.

19. If a necessary item for the bill and/or document is missing which voids the creditor's right related to the bill and/or document, or if the creditor's right related to the bill and/or document is revoked because the time limit is exceeded or necessary procedures are not completed, the Promisor shall still repay You the amount on the bill and/or document, the interests incurred before and after the maturity of the bill and/or document, as well as all related fees.

20. You shall not be held liable to the Promisor for the consequences of the breaches by the intermediary or auction house You hire.

Issuance of foreign L/C

1. If the Promisor provides a deposit equal to the percentage of the amount under a foreign L/C that You approve to entrust You to issue the L/C, make an advance in a foreign currency (hereinafter referred to as the advance), or make acceptance, or to apply to You for import collection delivery guarantee/duplicate bill of lading endorsement or a loan, this credit limit, credit use period, use mode, and L/C issuance fee specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

2. For an L/C issued within the credit use period, the Promisor still entrusts You to make acceptance or payment against the documentary bill and/or document although the maturity date of the bill and/or document is later than the end of the aforesaid period, and the Promisor is willing to assume the repayment responsibility as stipulated herein.

3. When the Promisor applies to You for issuance of foreign L/Cs, it shall fill out an Application for Documentary Credit for each L/C and provide the documents You require. The Promisor agrees that the balance of this credit shall be decided according to the amount specified in the Promisor's Application for Documentary Credit or the amount specified in your related ticket and account book.

4. The Promisor acknowledges that the difference between the amount specified in an Application for Documentary Credit and the exchange amount settled equal to the advance You make, and agrees to use the Application for Documentary Credit or your related document as a certificate.

5. When applying for a foreign L/C at sight, the Promisor shall repay each advance as well as interests and related fees within 5 days after being notified by You of arrival of the shipping documents under the L/C. However, the repayment period shall be changed in any of the following situations:

(1) When goods have arrived but the shipping documents have not and the Promisor needs to request a delivery guarantee or duplicate bill of lading endorsement, the Promisor shall immediately repay the goods payment as well as an interest for 7 days.

(2) For partial shipment, the Promisor shall repay part of the goods payment to You according to the percentage of the amount specified in the shipping document of the goods that have been shipped in the total amount specified in the L/C.

6. The period of an advance or acceptance under an L/C cannot exceed the number days that You approve, and the due date of a bill and/or document for a liability or the due date You specify for the liability shall be the repayment date of the liability.

7. If an advance or loan under this credit is repaid within the period specified in the previous provision, an interest shall be calculated based on your interest rate from the date when You make the advance or loan (for an L/C with debit terms, it is the debit date of deposits with You; for an L/C without debit terms, it is the date when You perform accounting and send a payment telegram) to the repayment date specified in the previous provision. You can also adjust the interest rate any time based on the credit interest rate for foreign exchange business specified by the Foreign Exchange Trading Center or your foreign exchange borrowing cost mark-up rate.

8. The Promisor shall repay the principal and interest of each advance or loan in a foreign currency by its due date using NTD based on the exchange rate You specify on the date of repayment or based on the exchange rate specified in a forward exchange contract signed otherwise between You and the Promisor or using the foreign currency. If the Promisor fails to make the repayment by maturity and the exchange rate of the borrowed foreign currency has changed, the Promisor shall assume the exchange rate risk.

If the Promisor fails to make the repayment within the agreed period and using the agreed means, You can covert the principal, interest, and related fees into NTD based on your selling exchange rate for the date of conversion, and the Promisor shall not raise a dispute over the aforesaid conversion date, exchange rate, and amount. However, You are not obliged to make the conversion.

9. The Promisor shall provide a Drawdown Application Notice to apply for a short-term loan in NTD and entrust You to use the short-term loan to repay each advance You make to pay the bill and/or document for an L/C under this credit. This Agreement shall be used as a certificate of the short-term loan and no other certificate shall be created. In addition, the Promisor is willing to comply with the following provisions:

(1) The loan period and loan interest rate specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail.

(2) The loan shall be made although the loan date is later than the credit use period and/or the L/C validity period.

(3) If the Promisor fails to honor this duty by the due date, it agrees that You can convert the loan to be repaid into another currency based on an exchange rate You specify on the due date.

10. After You deem that the bill and attached documents under an L/C You issue for the Promisor at its request seemingly comply with the terms of the L/C and make acceptance or payment against them, the Promisor is willing to repay You as scheduled. You shall not be held liable despite that the aforesaid bill and attached documents are proved afterwards to have been counterfeited or altered or include defects (including inconsistency with documents in terms of goods quality or quantity) and the Promisor shall never refuse to make repayment for any reason.

11. If the Promisor fails to complete the customs clearance procedure and take delivery of goods immediately after receiving the shipping documents under an L/C opened as per this Agreement and a loss is caused thereby to You, You can deem all your advances and loans made to the Promisor due after a reasonable notification or reminding period and seek repayment of an NTD amount calculated from the due date. Alternatively, You can make customs clearance and take delivery of the goods to preserve your creditor's right and auction or freely dispose (including the disposal means, price, and time) the imported goods to repay all the Promisor's liabilities to You and all the costs and losses (including the taxes and transportation fees for making customs clearance and taking delivery of the goods) for the disposal. The Promisor shall still be liable for repaying the deficiency. (This item is an individually negotiated term.)

12. If the goods, specifications, unit prices, total amount, and delivery conditions specified on an import collection delivery guarantee or duplicate bill of lading endorsement You issue at the Promisor's request under an L/C or import collection are inconsistent with those specified on the shipping documents received afterwards, the Promisor is willing to complete balance payment, bill acceptance, payment, and other procedures according to the conditions specified in the shipping documents You receive. If the content of the documents You sign are inconsistent with that of the documents received and a loss is caused thereby to You, the Promisor is willing to assume all compensation responsibilities. The content of the affidavite of the delivery guarantee or duplicate bill of lading endorsement is deemed as an attachment hereof and the Promisor is willing to comply with the content.

13. The Promisor is willing to provide the shipping documents and purchased goods specified in the L/Cs for this credit as well as other collaterals as liability guarantees for the advances and loans under the L/Cs, and use this Agreement as a proof of guarantee provision. The Promisor agrees that You have the pledge of rights regarding all the delivery certificates (such as import licenses and related delivery documents) of the goods from the date when You issue an L/C through the time when purchased goods arrive and have the pledge of movables regarding the goods from the time when the goods arrive.

14. The Promisor is willing to obtain Your consent on the insurance types and conditions for the goods under each L/C at your request. If goods shall be insured by the buyer, such as the goods imported under the FOB, FAS, or C&F term, insurance policies that have sufficiency coverage shall be purchased with You being the priority beneficiary and the original copies of the insurance policies and the duplicate copies of the premium receipts shall be transferred to You. When deeming it necessary, You can require the Promisor to purchase additional insurance policies and the Promisor shall be liable to pay all the insurance costs. If the Promisor fails to purchase or renew insurance policies, You have the right to purchase or renew them on behalf of the Promisor but are not obliged to do so. If You pay the insurance premium, the Promisor is willing to repay You immediately. If the Promisor repays You with a delay, the Promisor is willing to pay a delay interest and breach penalty as stipulated herein.

15. If the notice of arrival of shipping documents under an L/C does not specify document defects but the Promisor claims that the documents have defects and entrusts You to argue with the foreign negotiating bank, You shall not be held liable in case that the argument fails and the Promisor is still willing to repay the principal, interest, and all costs of the advance or loan as per this Agreement. The Promisor shall also compensate for damages to your rights and interests if any.

16. You shall not be held liable in case that an L/C under this credit is transferred incorrectly or with a delay or has a term interpretation error, part or all of a bill, the goods specified in the bill, or the goods quantity, quality, or value cease to exist, are delivered with a delay, or fail to reach the place of delivery, or the goods are lost or damaged during or after transportation due to a lack of insurance or insufficient insurance, retention or withholding by any third party, or other reasons. The Promisor shall still repay the amount of the L/C in full in any of the aforesaid circumstances.

17. For the goods under an L/C, the Promisor shall be held liable in cases that the L/C beneficiary or seller fails to perform the contract or delays delivery, the goods have defects, a loss is caused by force majeure, or the insurance company refuses to settle claims or the settlement is insufficient or delayed. If the L/C is not paid within 3 weeks after maturity, You can cancel it at your discretion and use the returned remittance amount to repay the advances and loans made as per this Agreement.

18. The related provisions herein are applicable to the L/Cs that You issue at the Promisor's request for triangular trade.

General credit limit

1. The general credit limit refers to the maximum limit of each credit that You grant to the Promisor for agreed purposes. Within the general credit limit, You can specify an individual credit limit for a specific purpose and an individual credit limit for a specific purpose specified in the related parts hereof is the maximum credit limit for that purpose. The sum of all individual credit limits can be greater than the general credit limit. The sum of a credit amount to be used and the balance of principal of a credit amount that has been used cannot be greater than the general credit limit, even though the individual credit limits are not exceeded.

2. The Promisor can use credits within the general and individual credit limits in a revolving manner. If currency conversion is involved when a credit is used, the related credit limit is calculated based on your exchange rate for the credit use time. If a credit amount exceeds an individual credit limit or the general credit limit due to exchange rate fluctuation or other reasons, the Promisor shall also be liable for repaying the excess.

3. This credit limit, the revolving period, and other conditions specified in the Crediting Conditions Notice and Letter of Confirmation signed between You and the Promisor shall prevail, unless otherwise stipulated in other crediting agreements or documents.

4. This credit is available within the revolving period and the Promisor shall be liable for repayment as per this Agreement even though the date of repayment is later than the revolving period.

5. The Promisor can use this credit only after it submits a use application and related documents acceptable to You and You approve the application. The credit use periods specified in the applications shall prevail. All the applications and documents are deemed as part of this Agreement and have the same legal effect as this Agreement.

6. A loan granted under this credit is deemed received by the Promisor when You credit it to the Promisor's account opened with You or credit it to the Promisor for a specified purpose.

7. The Promisor shall repay the principal and interest of each advance or loan in a foreign currency by its due date using NTD based on the exchange rate You specify on the date of repayment or based on the exchange rate specified in a forward exchange contract signed otherwise between You and the Promisor or using the foreign currency. If the Promisor fails to make the repayment by maturity and the exchange rate of the borrowed foreign currency has changed, the Promisor shall assume the exchange rate risk and You can convert the principal, interest, and related fees into NTD based on your selling exchange rate for the date of conversion. The Promisor shall not raise a dispute over the aforesaid conversion date, exchange rate, and amount. However, You are not obliged to make the conversion.

8. The Promisor agrees that the balance of this credit shall be decided according to the loan amounts specified in the Promisor's Drawdown Application Notice, Application for Documentary Credit, and Bill of Exchange or your related tickets and account books.

III. Other special terms

1. The Promisor entrusts and authorizes you to automatically transfer amounts from the Promisor's demand deposit account numbered xxxx-xxx-xxxxxx and foreign currency deposit account numbered xxxx-xxx-xxxxxx without the Promisor's deposit book and withdrawal slip or the Promisor's check using an automated device or a payment document signed by any of your authorized persons to repay related debts and fees under this Agreement (including principals, interests, breach penalties, business fees, credit use fees, credit guarantee fund business fees, insurance premiums, and costs for exercising related creditor's rights). The debts and fees shall be repaid by the means that You specify. Before all the debts are repaid, the Promisor shall not terminate, revoke, or limit crediting or clear the aforesaid deposit accounts without your consent. This Agreement shall be used as a proof of crediting.

2. The Promisor agrees that the amounts credited to its dedicated repayment accounts open with You (that is, the demand deposit account numbered xxxx-xxx-xxxxxx and foreign currency deposit account numbered xxxx-xxx-xxxxxx shall be use to guarantee all the Promisor's liabilities to You and cannot be used without your consent. You can use the registered seal to transfer amounts from the accounts to repay all the Promisor's liabilities to You and You can decide the repayment amounts, sequence, dates, and means. In addition, You can credit amounts to the Promisor's demand deposit account numbered xxxx-xxx-xxxxxx and foreign currency deposit account numbered xxxx-xxx-xxxxxx opened with You. However, You shall not be obliged to do so for the Promisor.

3. The Promisor agrees to apply to You for making overdrafts from the check account numbered ______, and handle the balance according to the overdraft (guarantee) provisions in section II "Special crediting terms" hereof.

4. Other agreements:

IV. Individually negotiated terms

The Promisor hereby declares that it has read all the previous terms within a reasonable period, fully understands the content of items 6, 7, and 8 of paragraph 1 and item 5 of paragraph 2 of article 5 and articles 6 and 16 in section I "Common terms", article 6 in "Domestic advances", article 6 in "Counter indemnity", article 5 in "Bill acceptance (guarantee)", and article 11 in "Issuance of foreign L/C" in section II "Special crediting terms" through negotiation between the two parties, and agrees on and stamp these terms.

Borrower: Applied Optoelectronics, Inc. (AOI) Taiwan Branch (Registered Stamp)

Joint Guarantor: __________________________________(Registered Stamp)

Joint Guarantor: __________________________________(Registered Stamp)

Joint Guarantor: __________________________________(Registered Stamp)

Joint Guarantor: __________________________________(Registered Stamp)

Joint Guarantor: __________________________________(Registered Stamp)

Regards, E.SUN Bank

The Promisor declares that it has read the previous terms within a reasonable period, fully understands them, and agrees to sign this Agreement. The signatures and stamps are as follows:

Borrower: Applied Optoelectronics, Inc. (AOI) Taiwan Branch (Signature and Stamp)	Verifier
No.: 28410552 Responsible Person: Chih-Hsiang Lin Representative: Shu-Hua Yeh Date: April 8th, 105 of ROC	Signature: /s/ Li Rueitang Place: No. 18 gong 4th Road, New Taipei City

Verifier
Joint guarantor: (Signature and Stamp) No.: Date: (year) (month) (day) of ROC	Signature: Place:

Verifier
Joint guarantor: (Signature and Stamp) No.: Date: (year) (month) (day) of ROC	Signature: Place:

Verifier
Joint guarantor: (Signature and Stamp) No.: Date: (year) (month) (day) of ROC	Signature: Place:

Verifier
Joint guarantor: (Signature and Stamp) No.: Date: (year) (month) (day) of ROC	Signature: Place:

Verifier
Joint guarantor: (Signature and Stamp) No.: Date: (year) (month) (day) of ROC	Signature: Place:

Credited Account Number:8176

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Stamp Registration Agreement

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